Exhibit 99.1

First Ottawa Bancshares Quarterly Earnings Surge 34%

Ottawa, Ill., July 25, 2007  -  First Ottawa Bancshares, Inc. (Pink Sheets: FOTB.PK) reported net income for the three months ended June 30, 2007, of $584,000, or $.90 per common share, a 33.9% increase compared to net income of $436,000, or $.67 per common share, for the three months ended June 30, 2006. During the six months ended June 30, 2007, net income was $1.08 million, or $1.67 per share, a 13.3% increase compared to $956,000, or $1.47 per share during the first six months of 2006.

Net interest income increased by 3.8% to $2.2 million for the three months ended June 30, 2007 as compared to 2006.  Total interest income increased to $3.8 million for the three months ended June 30, 2007, compared to $3.6 million for the three months ended June 30, 2006.  This change was primarily the result of an increase in interest income from loans to $3.0 million for the three months ended June 30, 2007 from $2.8 million for the same period a year earlier. This increase was the result of loan growth and loan repricing during the first half of 2007. In addition, a decrease in interest income from investment certificates of deposits of $29,000 and a decline in interest income from securities of $80,000 compared to prior year resulted in a change of $163,000 in total interest income. Interest expense increased to $1.6 million for the three months ended June 30, 2007 from $1.5 million for the same period ended June 30, 2006, a 5.5% increase. This increase was a result of ongoing repricing of liabilities as they matured in the rising rate environment in late 2006 and during the first six months of 2007.

Second quarter non-interest income increased $74,000, or 13.8%, compared to 2006. The increase in non-interest income was primarily due to increases in deposit service charges of $27,000, and other income of $40,000. The increase in deposit service charges was a result of increased overdraft charges compared to the prior year. Other income increased due to market value adjustments associated with the derivative portion of Certificates of Deposits held for investment purposes. “We are very pleased with the long term performance of our index powered CD’s” said Jock Brown, CEO and President.

The Company’s non-interest expense was $2.1 million for the three months ended June 30, 2007 and 2006.  Non-interest expense decreased by $36,000 for the three months ended June 30, 2007, compared to 2006. Salaries and benefits, the largest component of non-interest expense, increased $7,000, or 0.6%, to $1.2 million.  Decreases in data expense of $4,000, amortization of core deposit intangible of $13,000, supplies expense of $9,000, and other expense of $53,000 were offset by an increase in professional fees of $35,000.

Total assets at June 30, 2007 increased to $282.6 million from $278.1 million at December 31, 2006. Total loans at June 30, 2007 increased to $161.1 million from $159.5 million at December 31, 2006. Loan growth was primarily attributable to increases in commercial real estate loans. Total deposits at June 30, 2007, were $255.6 million, compared to $250.3 million at December 31, 2006.  Total equity at June 30, 2007, and December 31, 2006, was $23.9 million and $23.5 million respectively.

First Ottawa Bancshares, Inc. is a community-based bank holding company headquartered at 701 LaSalle Street, Ottawa, Illinois.  We serve the surrounding communities through our full-service commercial bank subsidiary, the First National Bank of Ottawa.  The Bank has four locations in Ottawa, a branch in Morris, two branches in Streator, and a branch in Yorkville and a loan production office in Minooka.  All information at and for the period ended June 30, 2007, has been derived from unaudited financial information.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.